Press Release #201308	FOR IMMEDIATE RELEASE	August 12, 2013

Enertopia Announces Light Oil Project Update # 3

VANCOUVER, BC – August 12, 2013 - Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces it has been notified by the vendor of the Pennsylvania oil property, that the three most recently completed oil wells are now producing a combined 36 bbls/d of light oil while the frac water continues to unload and oil production increases. The fourth well is currently being connected to the production facilities. The Company has no direct interest in these wells, but does have an option to participate in up to 100 light oil wells on the same lands.

The timeline from spud date of the first well to the sale of the first 150 barrels of oil, at a price of $103.90 per barrel, took less than 30 days.

The Company has also learned that the vendor will drill a further nine wells over the next several weeks as development continues on this low risk, light oil opportunity. Enertopia has signed a Letter of Intent to participate in up to 100, high-netback, light-oil-producing wells in Pennsylvania.

Robert McAllister, President, stated: " These initial production numbers from these just completed wells not only confirm our expectations of 10 to 15 bop/d per well of initial production, but also show the ability of the operator to efficiently and safely bring these low risk oil wells to production quickly. The consistent results to date show this to be a project of considerable merit owing to the very low capex and quick timeline from spud date to production giving our company the ability to grow dramatically through the drill bit.”

The light oil assets include a number of original oil-in-place pools in NW Pennsylvania discovered and developed in the 1960’s and 1970’s by Quaker State Oil. The vendor has now drilled and completed 41 infill well locations with a 100% success rate: all 41 of the wells drilled were completed and outfitted for commercial oil production. Each shallow oil well can have up to four separate producing sand intervals. Initial production numbers are averaging 10 to 15 bbl/d per well with some wells occasionally achieving 20 to 40 bbl/d on initial production.

The Pennsylvania light oil project provides the opportunity for a potential step change in value for shareholders through the low risk development of 100 drill locations, without the pipeline and transportation issues affecting many producers situated in less advantaged locations today; while receiving WTI-based pricing. All the wells are targeting known historic oil producing areas.

Enertopia plans to drill its first development wells within 30 days of closing the underlying Area of Mutual Interest Agreement and necessary financing.

Enertopia is positioning to execute a successful growth model with predictable well drilling results combined with a significant development inventory.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company’s successful efforts in the oil and gas sector are dependent on many factors such as but not limited to financing, completion and production and field depletion. Expected field production could be materially different than from expected and past results. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. Successful drilling of oil wells in Pennsylvania by others provides no assurance that the Company’s expected drill programs will also be successful, in whole or in part.